Exhibit 99.1

Dorian LPG Ltd. Announces Third Quarter Fiscal Year 2025 Financial Results

Stamford, CT –January 31, 2025 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2024.

Key Recent Development

●	Declared an irregular dividend totaling approximately $30.0 million, or $0.70 per share, to be paid on or about February 27, 2025 to shareholders of record as of February 5, 2025.

Highlights for the Third Quarter Fiscal Year 2025

●	Revenues of $80.7 million.

●	Time Charter Equivalent (“TCE”)(1) rate per available day for our fleet of $36,071.

●	Net income of $21.4 million, or $0.50 earnings per diluted share (“EPS”), and adjusted net income(1) of $18.5 million, or $0.43 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $45.2 million.

●	Declared and paid an irregular cash dividend totaling $42.8 million in November 2024.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “The quarterly results reflected an improving market environment. With additional export capacity coming on line in the United States this year and a modest orderbook, we have a positive market outlook. Our dividend payout in excess of the quarter’s net income reflects our constructive view of the VLGC market over the coming months. As always, I acknowledge our dedicated seafarers and shoreside staff, whose hard work and dedication make our results possible.”

Third Quarter Fiscal Year 2025 Results Summary

Net income amounted to $21.4 million, or $0.50 per diluted share, for the three months ended December 31, 2024, compared to $100.0 million, or $2.47 per diluted share, for the three months ended December 31, 2023.

Adjusted net income amounted to $18.5 million, or $0.43 per diluted share, for the three months ended December 31, 2024, compared to adjusted net income of $106.0 million, or $2.62 per diluted share, for the three months ended December 31, 2023. Adjusted net income for the three months ended December 31, 2024 is calculated by adjusting net income for the same period to exclude an unrealized gain on derivative instruments of $2.9 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $87.5 million decrease in adjusted net income for the three months ended December 31, 2024, compared to the three months ended December 31, 2023, is primarily attributable to (i) a decrease of $82.4 million in revenues; (ii) increases of

$2.2 million in charter hire expenses, $2.2 million in vessel operating expenses, $0.2 million in voyage expenses, and $0.1 million in depreciation and amortization expenses; and (iii) decreases of $1.1 million in realized gain on derivatives and $1.6 million in other gain/(loss), net, partially offset by (i) decreases of $1.2 million in interest and finance costs and $0.2 million in general and administrative expenses and (ii) an increase of $0.9 million in interest income.

The TCE rate per available day for our fleet was $36,071 for the three months ended December 31, 2024, a 49.9% decrease from $71,938 for the same period in the prior year. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE.

Vessel operating expenses per vessel per calendar day increased to $11,097 for the three months ended December 31, 2024 compared to $9,936 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charter revenues, and other revenues, net, were $80.7 million for the three months ended December 31, 2024, a decrease of $82.4 million, or 50.5%, from $163.1 million for the three months ended December 31, 2023 primarily due to reduced average TCE rates, which declined by $35,867 per available day from $71,938 for the three months ended December 31, 2023 to $36,071 for the three months ended December 31, 2024, primarily due to lower spot rates, partially offset by lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $55.717 during the three months ended December 31, 2024 compared to an average of $132.773 during the three months ended December 31, 2023. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $653 during the three months ended December 31, 2023, to $570 during the three months ended December 31, 2024.

Vessel Operating Expenses

Vessel operating expenses were $21.4 million during the three months ended December 31, 2024, or $11,097 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet and increased by $2.2 million, or 11.7% from $19.2 million for the three months ended December 31, 2023.The increase of $1,161 per vessel per calendar day, from $9,936 for the three months ended December 31, 2023 to $11,097 per vessel per calendar day for the three months ended December 31, 2024 was primarily the result of an increase per vessel per calendar day of non-capitalizable drydock-related operating expenses of $909. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses increased by $252, or 2.5%, from $9,909 for the three months ended December 31, 2023 to $10,161 for the three months ended December 31, 2024 primarily due to a $181 per vessel per calendar day adjustment to an expense estimate in the prior period that did not recur and an $86 per vessel per calendar day increase in vessel communications.

General and Administrative Expenses

General and administrative expenses were $7.5 million for the three months ended December 31, 2024, a decrease of $0.2 million, or 2.5%, from $7.7 million for the three months ended December 31, 2023 and was driven by a $0.2 million natural disaster relief donation in the prior period that did not recur in the current period along with decreases of $0.1 million in cash bonuses and $0.2 million in other general and administrative expenses, partially offset by an increase of $0.3 million in stock-based compensation.

Interest and Finance Costs

Interest and finance costs amounted to $8.9 million for the three months ended December 31, 2024, a decrease of $1.2 million, or 11.8%, from $10.1 million for the three months ended December 31, 2023. The decrease of $1.2 million during this period was mainly due to a decrease of $1.2 million in loan interest on our long-term debt, which was driven by a decrease in average indebtedness, excluding deferred financing fees, from $633.2 million for the three months ended December 31, 2023 to $579.9 million for the three months ended December 31, 2024.

Interest Income

Interest income amounted to $3.8 million for the three months ended December 31, 2024, compared to $2.9 million for the three months ended December 31, 2023. The increase of $0.9 million is mainly attributable to higher average cash balances for the three months ended December 31, 2024 when compared to the three months ended December 31, 2023.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to $2.9 million for the three months ended December 31, 2024, compared to a loss of $6.1 million for the three months ended December 31, 2023. The $9.0 million favorable change is primarily attributable to a favorable change in the fair value of our interest rate swaps caused by changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives amounted to $0.8 million for the three months ended December 31, 2024, compared to $1.9 million for the three months ended December 31, 2023. The $1.1 million reduction is primarily attributable to (1) a $0.6 million decrease in realized gains on our interest rate swaps and (2) a realized loss on our forward freight agreements totaling $0.5 million.

Fleet

The following table sets forth certain information regarding our fleet as of January 27, 2025.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP(3)	82,000	Hyundai	2007	—	—	Pool(5)	—
Comet	84,000	Hyundai	2014	X	S	Pool(5)	—
Corsair(4)	84,000	Hyundai	2014	X	S	Pool(5)	—
Corvette	84,000	Hyundai	2015	X	S	Pool(5)	—
Cougar(4)	84,000	Hyundai	2015	X	—	Pool-TCO(6)	Q2 2025
Concorde	84,000	Hyundai	2015	X	S	Pool(5)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(5)	—
Continental	84,000	Hyundai	2015	X	S	Pool(5)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(5)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(6)	Q2 2027
Cresques(4)	84,000	Hanwha Ocean	2015	X	S	Pool-TCO(6)	Q2 2025
Constellation	84,000	Hyundai	2015	X	S	Pool(5)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(5)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(5)	—
Cratis(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Chaparral(4)	84,000	Hyundai	2015	X	—	Pool(5)	Q2 2025
Copernicus(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Commander	84,000	Hyundai	2015	X	S	Pool(5)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(6)	Q3 2026
Caravelle(4)	84,000	Hyundai	2016	X	S	Pool(5)	—
Captain Markos(4)	84,000	Kawasaki	2023	X	DF	Pool(5)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(7)	80,876	Hyundai	2020	X	S	Pool(5)	—
HLS Citrine(8)	86,090	Hyundai	2023	X	DF	Pool(5)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(5)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(5)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.

(2)	Represents calendar year quarters.

(3)	Vessel was reflagged from the Bahamas to Madeira on December 2, 2024 to comply with EU regulation.

(4)	Operated pursuant to a bareboat chartering agreement.

(5)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(7)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2026.

(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook & Update

Average petrochemical margins for steam cracking remained negative for naphtha during the fourth calendar quarter of 2024 (“Q4 2024”) for Far East ethylene producers. Meanwhile, propane margins had averaged positive figures for the majority of 2024 but deteriorated at the end of the third calendar quarter of 2024 (“Q3 2024”). Ethylene and propylene margins were at their lowest in October 2024 but improved for the remainder of Q4 2024 with softening feedstock prices. Imported propane prices increased from September to October 2024 to an average of 64% and 70% of Brent in NW Europe and the Far East respectively. Propane costs subsided after October in these two major importing regions as overall propane demand remained subdued with deteriorating steam cracking margins for ethylene for Q4 2024 compared to the previous quarter. By November, positive margins returned for both the production of ethylene via steam cracking and propylene via PDH. Another PDH plant began operating in China during the last quarter of 2024, bringing the total number of new facilities in 2024 to seven, maintaining a current overcapacity environment and keeping operating rates in low levels.

On exports, Saudi CP prices rose as a percentage of Brent from 59% in Q3 2024 to 67% in Q4 2024. Meanwhile the U.S. Gulf saw a similar increase in propane prices relative to crude oil in October 2024, with Mont Belvieu prices as a percentage of West Texas Intermediate (“WTI”) increasing to 45% from an average of 39% in September 2024. The upward pressure throughout the remainder of the quarter continued with the average propane price relative to WTI increasing to 48% in November 2024 before settling at 46% of WTI in December 2024.

Lower propane availability in NW Europe and the Far East during October, is partly explained by the continued impact of terminal capacity in the U.S. Gulf due to the announced force majeure at Nederland terminal declared at the end of Q3 2024. Overall U.S. exports fell to a level of 5.5 million metric tons (“MMT”) in October 2024, but quickly recovered back to 5.7 MMT in November.

Weaker import demand from China, driven in part by lower steam cracking demand, resulted in a decline in LPG imports from high levels of 3.5 MMT in July 2024 to 2.3 MMT in November 2024. Imports into China recovered in December to an estimated 2.8 MMT, though remained lower than the levels seen earlier in the year. Overall, total LPG imports into China in Q4 2024 totaled 8.2 MMT compared to a high of 10.1 MMT in the second calendar quarter of 2024 (“Q2 2024”), reflecting the impact of higher import prices seen in Q4 2024 compared to earlier in the year. It was also an unseasonably warm start to the winter in the Far East.

The OPEC+ group announced a continuation of the additional voluntary cuts announced in November 2023 for another quarter until the end of March 2025, lowering the production and potential export of LPG from the Middle East compared to earlier expectations, although total Middle East export volumes reached a new record high for 2024.

After falling in Q3 2024, freight rates remained relatively steady in Q4 2024 with the Baltic averaging around $56 per metric ton for the Ras Tanura-Chiba route, although the Houston-Chiba route posted higher with an average of about $108 per metric ton during Q4 2024, up from around $99 per metric ton during Q3 2024.

In Q4 2024, three new VLGCs were added to the market, representing a modest addition to the global fleet. An additional 107 VLGCs are expected to be added to the global fleet by calendar year 2027. The average age of the global fleet is now approximately 10.5 years old. Currently, the VLGC orderbook (including VLACs) stands at approximately 20% of the global fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Statement of Operations Data
Revenues	$80,666,779	$163,064,503	$277,453,301	$419,325,872
Expenses
Voyage expenses	950,842	772,879	2,508,379	2,292,490
Charter hire expenses	10,586,115	8,359,808	31,082,323	30,975,037
Vessel operating expenses	21,439,514	19,196,097	61,459,709	60,015,602
Depreciation and amortization	17,497,383	17,380,846	52,039,031	51,082,082
General and administrative expenses	7,464,856	7,659,466	34,347,576	30,456,251
Total expenses	57,938,710	53,369,096	181,437,018	174,821,462
Other income—related parties	655,365	645,454	1,936,762	1,946,837
Operating income	23,383,434	110,340,861	97,953,045	246,451,247
Other income/(expenses)
Interest and finance costs	(8,884,499)	(10,076,638)	(27,841,202)	(30,795,368)
Interest income	3,797,264	2,903,622	11,986,945	6,624,594
Unrealized gain/(loss) on derivatives	2,865,617	(6,070,320)	(3,139,248)	(1,650,452)
Realized gain on derivatives	838,906	1,916,347	4,210,274	5,692,328
Other gain/(loss), net	(638,894)	959,041	(1,091,241)	1,884,366
Total other income/(expenses), net	(2,021,606)	(10,367,948)	(15,874,472)	(18,244,532)
Net income	$21,361,828	$99,972,913	$82,078,573	$228,206,715
Earnings per common share—basic	0.50	2.48	1.95	5.68
Earnings per common share—diluted	$0.50	$2.47	$1.95	$5.65
Financial Data
Adjusted EBITDA(1)	$45,242,519	$132,968,450	$169,351,603	$312,382,774
Fleet Data
Calendar days(2)	1,932	1,932	5,775	5,775
Time chartered-in days(3)	368	368	1,100	1,148
Available days(4)(5)	2,210	2,256	6,677	6,757
Average Daily Results
Time charter equivalent rate(5)(6)	$36,071	$71,938	$41,178	$61,719
Daily vessel operating expenses(7)	$11,097	$9,936	$10,642	$10,392

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2024	December 31, 2023	December 31, 2025	December 31, 2023
Net income	$21,361,828	$99,972,913	$82,078,573	$228,206,715
Interest and finance costs	8,884,499	10,076,638	27,841,202	30,795,368
Unrealized (gain)/loss on derivatives	(2,865,617)	6,070,320	3,139,248	1,650,452
Realized gain on interest rate swaps	(1,337,298)	(1,916,347)	(4,722,356)	(5,692,328)
Stock-based compensation expense	1,701,724	1,384,080	8,975,905	6,340,485
Depreciation and amortization	17,497,383	17,380,846	52,039,031	51,082,082
Adjusted EBITDA	$45,242,519	$132,968,450	$169,351,603	$312,382,774

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties excluding off-hire days. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

Note that we have updated our definition of available days to include unscheduled maintenance as we believe it is more reflective of industry practice and more consistent with the practice used in the Helios Pool, which now accounts for more than 95% of our revenue.

(5)	Prior period amounts have been updated to conform to current period presentation.

(6)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by available days for the relevant time period, which may not be calculated the same by other companies. Note that we have updated the denominator of our calculation of TCE to be our updated definition of available days (see note 4 above) as we believe it is more reflective of industry practice and more consistent with the practice used in the Helios Pool, which now accounts for more than 95% of our revenue.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except available days)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Numerator:
Revenues	$80,666,779	$163,064,503	$277,453,301	$419,325,872
Voyage expenses	(950,842)	(772,879)	(2,508,379)	(2,292,490)
Time charter equivalent	$79,715,937	$162,291,624	$274,944,922	$417,033,382

Pool adjustment*	(1,316,039)	1,301,452	(2,050)	895,272
Time charter equivalent excluding pool adjustment*	$78,399,898	$163,593,076	$274,942,872	$417,928,654

Denominator:
Available days**	2,210	2,256	6,677	6,757
TCE rate:
Time charter equivalent rate**	$36,071	$71,938	$41,178	$61,719
TCE rate excluding pool adjustment*	$35,475	$72,515	$41,178	$61,851

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

**  Prior period amounts have been updated to conform to current period presentation of available days (see footnotes to tables above).

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income	$21,361,828	$99,972,913	$82,078,573	$228,206,715
Unrealized (gain)/loss on derivatives	(2,865,617)	6,070,320	3,139,248	1,650,452
Adjusted net income	$18,496,211	$106,043,233	$85,217,821	$229,857,167

Earnings per common share—diluted	$0.50	$2.47	$1.95	$5.65
Unrealized (gain)/loss on derivatives	(0.07)	0.15	0.07	0.04
Adjusted earnings per common share—diluted	$0.43	$2.62	$2.02	$5.69

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	December 31, 2024	March 31, 2024
Assets
Current assets
Cash and cash equivalents	$314,532,172	$282,507,971
Trade receivables, net and accrued revenues	990,655	659,567
Due from related parties	73,615,519	52,352,942
Inventories	2,348,389	2,393,379
Available-for-sale debt securities	10,001,336	11,530,939
Derivative instruments	946,554	5,139,056
Prepaid expenses and other current assets	12,716,507	14,297,917
Total current assets	415,151,132	368,881,771
Fixed assets
Vessels, net	1,164,143,821	1,208,588,213
Vessel under construction	24,745,465	23,829,678
Total fixed assets	1,188,889,286	1,232,417,891
Other non-current assets
Deferred charges, net	13,967,496	12,544,098
Derivative instruments	5,198,407	4,145,153
Due from related parties—non-current	26,400,000	25,300,000
Restricted cash—non-current	73,466	75,798
Operating lease right-of-use assets	167,583,682	191,700,338
Other non-current assets	2,795,694	2,585,116
Total assets	$1,820,059,163	$1,837,650,165
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$9,250,677	$10,185,962
Accrued expenses	3,505,020	3,948,420
Due to related parties	2,291,072	7,283
Deferred income	695,512	486,868
Current portion of long-term operating lease liabilities	34,243,891	32,491,122
Current portion of long-term debt	53,880,102	53,543,315
Dividends payable	757,516	1,149,665
Total current liabilities	104,623,790	101,812,635
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	512,031,157	551,549,215
Long-term operating lease liabilities	133,356,317	159,226,326
Other long-term liabilities	1,539,051	1,528,906
Total long-term liabilities	646,926,525	712,304,447
Total liabilities	751,550,315	814,117,082
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,294,696 and 51,995,027 shares issued, 42,804,479 and 40,619,448 shares outstanding (net of treasury stock), as of December 31, 2024 and March 31, 2024, respectively	542,947	519,950
Additional paid-in-capital	866,076,755	772,714,486
Treasury stock, at cost; 11,490,217 and 11,375,579 shares as of December 31, 2024 and March 31, 2024, respectively	(131,096,907)	(126,837,239)
Retained earnings	332,986,053	377,135,886
Total shareholders’ equity	1,068,508,848	1,023,533,083
Total liabilities and shareholders’ equity	$1,820,059,163	$1,837,650,165

Conference Call

A conference call to discuss the results will be held on Friday, January 31, 2025 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-225-9448, or for international callers, 1-203-518-9708, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11158025. The replay will be available until February 7, 2025, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Our fleet currently consists of twenty-five modern VLGCs, including twenty ECO VLGCs and four dual-fuel ECO VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.